Exhibit 11        Computation of Earnings Per Share


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                                   Exhibit 11
                        Computation of Earnings Per Share

                                                        For the Year Ended
                                                          September 30,
                                                      ----------------------
                                                        1997         1996
                                                      --------     ---------
                                                      (Dollars in thousands,
                                                      except per share amounts)

Net Income                                             $2,505       $1,153
                                                       ======       ======
Weighted average common shares
outstanding                                             1,630         1750

Common stock equivalents due to dilutive
effect of stock options                                    40           41
                                                       ------       ------
Total weighted average common shares and
 common share equivalents outstanding                   1,670        1,790
                                                       ======       ======
Earnings per common share and common
share equivalents                                      $ 1.50       $ 0.64
                                                       ======       ======